EXHIBIT 10.5

AMENDMENT TO CHANGE IN CONTROL AGREEMENT
BETWEEN WHITESTONE REIT AND CHRISTINE J. MASTANDREA

THIS AMENDMENT TO CHANGE IN CONTROL AGREEMENT (this “Amendment”) is entered into effective as of February 10, 2021 by WHITESTONE REIT, a Maryland real estate investment trust (the “Company”) and Christine J. Mastandrea, 1600 Post Oak, Unit #1307, Houston, Texas, 77056 (“Mastandrea”). The Company and Mastandrea are sometimes collectively referred to herein as the “Parties”.

RECITALS

A. The Parties entered into a Change in Control Agreement Between the Company and Mastandrea the 29th day of August 2014 (the “Agreement”).

B. The compensation committee (“Compensation Committee”) of the Whitestone REIT board of trustees has determined that it is in its best interest to provide Mastandrea with retention and termination benefits under certain terms and conditions.

C. The Parties wish to amend the Agreement in certain respects.

NOW, THEREFORE, by the terms of this Amendment, the Parties desire to amend the Agreement, subject to the terms and modifications reflected below.

AMENDMENT

1.Section 4 – Payments upon Termination in the event of a Change in Control. Subsection (b)(i) shall be revised to add the following sentence to the end:

“For the 2021 calendar year, an amount equal to $240,000 shall be added to the Annual Base Compensation for purposes of calculating any payment to be made hereunder.”

2.Section 5 – Retention Payment. A new Section 5 is hereby added to the Agreement, and subsequent Sections are hereby renumbered accordingly, to read as follows:

“5. Retention Payment. Mastandrea shall be entitled to receive the following retention award payment. In the event Mastandrea is employed with Company on December 31, 2024, Mastandrea is entitled to a single, lump-sum payment in the amount of $240,000 (the “Retention Payment”), payable on March 15, 2025 (the “Retention Date”). Alternatively, in the event of a Change in Control or Mastandrea’s employment with the Company is terminated by the Company without Cause, by Mastandrea for Good Reason, or due to Mastandrea’s death or disability prior to December 31, 2024 (each a “Retention Trigger”), Mastandrea is entitled to receive the Retention Payment within sixty (60) days of the Retention Trigger. In the event Mastandrea’s employment with the Company is terminated (other than due to a Retention Trigger) prior to the Retention Date, the Retention Payment shall be forfeited, and no amount shall be payable pursuant to this Section 5.

3.No Other Modifications. All other terms of the Agreement remain the same. Subject to the modification of the Agreement by this Amendment, the Agreement is ratified, affirmed, reinstated and shall remain in full force and effect.

4.Transmission of Signatures. Signatures to this Amendment may be transmitted by facsimile and by the E-Mail transmission of .pdf files containing the executed signature pages to this Amendment, and such signatures shall be deemed to be originals.

IN WITNESS WHEREOF, the Company and Mastandrea have signed this Agreement as of the date first above written.

COMPANY:

By: /s/ Paul T. Lambert
PAUL T. LAMBERT
Chairman of the Compensation Committee

Mastandrea:

/s/ Christine J. Mastandrea
Christine J. Mastandrea